Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS SECOND QUARTER 2024 RESULTS

GAAP Net Income of $0.4 million

Normalized FFO of $0.34 Per Diluted Share

Office Same Store NOI Growth of 9.0% (GAAP) and 7.7% (Cash);
Positive Office Renewal Spreads of 24.3% (GAAP) and 4.4% (Cash)
Office Occupancy Increased to 94.3%

Positive Renewal Spreads on Retail Leases of 5.8% (GAAP) and 2.9% (Cash)

Positive Tradeouts on Multifamily Renewals of 4.3%

Maintained 2024 Full-Year Normalized FFO Guidance Range of $1.21 to $1.27 Per Diluted Share

VIRGINIA BEACH, VA, August 7, 2024 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended June 30, 2024 and provided an update on current events and earnings guidance.

Second Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $0.4 million, or $0.00 per diluted share, compared to $11.7 million, or $0.13 per diluted share, for the three months ended June 30, 2023.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $22.4 million, or $0.25 per diluted share, compared to $31.4 million, or $0.35 per diluted share, for the three months ended June 30, 2023. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $30.2 million, or $0.34 per diluted share, compared to $28.3 million, or $0.32 per diluted share, for the three months ended June 30, 2023. See "Non-GAAP Financial Measures."

•Maintained the Company's previous guidance range for 2024 full-year Normalized FFO of $1.21 to $1.27 per diluted share.

•As of June 30, 2024, weighted average stabilized portfolio occupancy was 94.9%. Retail occupancy was 95.4%, office occupancy was 94.3%, and multifamily occupancy was 94.9%.

•Positive spreads on renewals across all segments:
◦Retail 5.8% (GAAP) and 2.9% (Cash)
◦Office 24.3% (GAAP) and 4.4% (Cash)
◦Multifamily 4.3% (GAAP and Cash)

"This quarter’s results, including our 94.9% portfolio wide occupancy, underscore our commitment to delivering superior value and achieving long-term growth, reinforcing the strength and resilience of our portfolio," said Louis Haddad, Chief Executive Officer. "Our focus on managing high-quality real estate assets and strategic investments have proven to be a cornerstone of our success."

•Executed 23 lease renewals and 9 new leases during the second quarter for an aggregate of 248,714 of net rentable square feet.

•Same Store NOI increased 0.6% on a GAAP basis and 1.8% on a cash basis compared to the quarter ended June 30, 2023.

•Third-party construction backlog as of June 30, 2024 was $302.9 million and construction gross profit for the second quarter was $4.3 million.

•During the second quarter of 2024, unrealized losses on non-designated interest rate derivatives that negatively affected FFO were $2.0 million. As of June 30, 2024, the value of the Company’s entire interest rate derivative portfolio, net of unrealized losses, was $32.5 million. These losses are excluded from normalized FFO.

•In July, realized $25.8 million in cash upon full redemption of the Solis City Park II preferred equity investment.

Financial Results

Net income attributable to common stockholders and OP Unit holders for the second quarter decreased to $0.4 million compared to $11.7 million for the second quarter of 2023. The period-over-period change was primarily due to acquisition, development, and other pursuit costs and impairment of real estate assets related to an undeveloped land parcel in predevelopment located in Charlotte, North Carolina as well as higher interest expense, partially offset by an increase in portfolio NOI and general contracting gross profit and positive income tax benefits recognized during the quarter.

FFO attributable to common stockholders and OP Unit holders for the second quarter was $22.4 million compared to $31.4 million for the second quarter of 2023. The period-over-period increase in FFO and Normalized FFO was due to acquisition, development, and other pursuit costs and impairment of real estate assets related to an undeveloped land parcel in predevelopment located in Charlotte, North Carolina, as well as higher interest expense, partially offset by an increase in portfolio NOI, interest income, and general contracting gross profit, as well as positive income tax benefits recognized during the quarter. Normalized FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $30.2 million compared to $28.3 million for the second quarter of 2023. The period-over-period increase in Normalized FFO was due to increases in portfolio NOI, interest income, and general contracting gross profit as well as positive income tax benefits recognized during the quarter, partially offset by higher interest expense.

Operating Performance

At the end of the second quarter, the Company’s retail, office, and multifamily stabilized operating property portfolios were 95.4%, 94.3%, and 94.9% occupied, respectively.

Total construction contract backlog was $302.9 million as of June 30, 2024.

Interest income from real estate financing investments was $4.0 million for the three months ended June 30, 2024.

Balance Sheet and Financing Activity

As of June 30, 2024, the Company had $1,422.5 million of total debt outstanding, including $187.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments and deferred financing costs. Approximately 84% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of June 30, 2024. The Company’s debt was 89% fixed or economically hedged as of June 30, 2024 after considering interest rate caps.

During the second quarter and subsequent to quarter end, the Company issued 815,679 shares of common stock through its at-the-market equity offering program for total gross proceeds of approximately $9.0 million at an average gross price per share of $11.04.

Outlook

The Company maintained its 2024 full-year Normalized FFO guidance range at the Company's previous guidance range of $1.21 to $1.27 per diluted share. The following table updates the Company's assumptions underpinning its full-year guidance. The Company's executive management will provide further details regarding its 2024 earnings guidance during today's webcast and conference call.

Full-year 2024 Guidance [1][2]	Expected Ranges
Portfolio NOI	$166.6	M	$171.0	M
Construction Segment Gross Profit	$12.8	M	$14.3	M
G&A Expenses	$18.8	M	$18.2	M
Interest Income	$17.3	M	$17.9	M
Adjusted Interest Expense[3]	$59.4	M	$58.8	M
Normalized FFO per diluted share	$1.21		$1.27

[1] Ranges exclude certain items per the Company ’s Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[2] Includes the following assumptions:
•Does not take into account any potential capital market activity in FY24
•Initial delivery of the T. Rowe Price Global HQ and Allied | Harbor Point in the third quarter of 2024
[3] Includes the interest expense on finance leases and interest receipts of non-designated derivatives.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, August 8, 2024 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The recorded webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 800 549 8228 (toll-free dial-in number) or (+1) 646 564 2877 (toll dial-in number). The conference ID is 79550. A replay of the conference call will be available through Saturday, September 7, 2024 by dialing (+1) 888 660 6264 (toll-free dial-in number) or (+1) 646 517 3975 (toll dial-in number) and providing passcode 79550#.

About Armada Hoffler Properties, Inc.

Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring, and managing high-quality retail, office, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's real estate financing program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and the Company may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates, and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the

Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as segment revenues less segment expenses. Segment revenues include rental revenues (base rent, expense reimbursements, termination fees, and other revenue) for our property segments, general contracting and real estate services revenues for our general contracting and real estate services segment, and interest income for our real estate financing segment. Segment expenses include rental expenses and real estate taxes for our property segments, general contracting and real estate services expenses for our general contracting and real estate services segment, and interest expense for our real estate financing segment. Segment NOI for the general contracting and real estate services and real estate financing segments is also referred to as segment gross profit. NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO, and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$2,186,764	$2,093,032
Held for development	10,483	11,978
Construction in progress	46,642	102,277
	2,243,889	2,207,287
Accumulated depreciation	(425,166)	(393,169)
Net real estate investments	1,818,723	1,814,118
Cash and cash equivalents	20,306	27,920
Restricted cash	1,391	2,246
Accounts receivable, net	44,170	45,529
Notes receivable, net	124,178	94,172
Construction receivables, including retentions, net	106,010	126,443
Construction contract costs and estimated earnings in excess of billings	542	104
Equity method investments	152,615	142,031
Operating lease right-of-use assets	22,954	23,085
Finance lease right-of-use assets	89,776	90,565
Acquired lease intangible assets	101,418	109,137
Other assets	87,903	87,548
Total Assets	$2,569,986	$2,562,898

LIABILITIES AND EQUITY
Indebtedness, net	$1,419,229	$1,396,965
Accounts payable and accrued liabilities	39,543	31,041
Construction payables, including retentions	125,226	128,290
Billings in excess of construction contract costs and estimated earnings	19,418	21,414
Operating lease liabilities	31,442	31,528
Finance lease liabilities	92,258	91,869
Other liabilities	53,464	56,613
Total Liabilities	1,780,580	1,757,720
Total Equity	789,406	805,178
Total Liabilities and Equity	$2,569,986	$2,562,898

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)
Revenues
Rental revenues	$63,265	$59,951	$125,146	$116,169
General contracting and real estate services revenues	116,839	102,574	243,814	186,812
Interest income	4,632	3,414	9,258	7,133
Total revenues	184,736	165,939	378,218	310,114

Expenses
Rental expenses	15,087	13,676	29,692	26,636
Real estate taxes	5,886	5,631	11,811	11,043
General contracting and real estate services expenses	112,500	99,071	235,398	180,241
Depreciation and amortization	20,789	19,878	41,224	38,346
Amortization of right-of-use assets - finance leases	394	347	789	624
General and administrative expenses	4,503	4,052	10,377	9,500
Acquisition, development, and other pursuit costs	5,528	18	5,528	18
Impairment charges	1,494	—	1,494	102
Total expenses	166,181	142,673	336,313	266,510
Gain on real estate dispositions, net	—	511	—	511
Operating income	18,555	23,777	41,905	44,115
Interest expense	(21,227)	(13,629)	(39,202)	(25,931)
Change in fair value of derivatives and other	4,398	5,005	17,286	2,558
Unrealized credit loss release (provision)	228	(100)	145	(177)
Other income, net	79	168	158	261
Income before taxes	2,033	15,221	20,292	20,826
Income tax benefit (provision)	1,246	(336)	712	(524)
Net income	3,279	14,885	21,004	20,302
Net income attributable to noncontrolling interests in investment entities	(17)	(269)	(51)	(423)
Preferred stock dividends	(2,887)	(2,887)	(5,774)	(5,774)
Net income attributable to common stockholders and OP Unitholders	$375	$11,729	$15,179	$14,105

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)
Net income attributable to common stockholders and OP Unitholders	$375	$11,729	$15,179	$14,105
Depreciation and amortization, net (1)	20,570	19,655	40,785	37,900
Gain on operating real estate dispositions, net (2)	—	—	—	—
Impairment of real estate assets	1,494	—	1,494	—
FFO attributable to common stockholders and OP Unitholders	$22,439	$31,384	$57,458	$52,005
Acquisition, development, and other pursuit costs	5,528	18	5,528	18
Accelerated amortization of intangible assets and liabilities	—	(722)	—	(620)
Loss on extinguishment of debt	—	—	—	—
Unrealized credit loss (release) provision	(228)	100	(145)	177
Amortization of right-of-use assets - finance leases	394	347	789	624
Decrease (increase) in fair value of derivatives not designated as cash flow hedges	1,950	(4,297)	(4,560)	(490)
Amortization of interest rate derivatives on designated cash flow hedges	121	1,471	381	3,085
Severance related costs	—	—	167	—
Normalized FFO available to common stockholders and OP Unitholders	$30,204	$28,301	$59,618	$54,799
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$—	$0.13	$0.17	$0.16
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.25	$0.35	$0.65	$0.59
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.34	$0.32	$0.67	$0.62
Weighted average common shares and units - diluted	88,815	88,724	88,633	88,562
________________________________________

(1) The adjustment for depreciation and amortization for the three and six months ended June 30, 2024 excludes $0.2 million and $0.4 million, respectively, of depreciation attributable to our partners. The adjustment for depreciation and amortization for the three and six months ended June 30, 2023 excludes $0.2 million and $0.4 million, respectively, of depreciation attributable to our partners.

(2) The adjustment for gain on operating real estate dispositions for each of the three and six months ended June 30, 2023 excludes $0.5 million for the gain on the disposition of a non-operating parcel at Market at Mill Creek.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Retail Same Store (1)
Same Store NOI, Cash Basis	$16,388	$16,300	$32,872	$32,775
GAAP Adjustments (2)	660	1,363	1,563	2,109
Same Store NOI	17,048	17,663	34,435	34,884
Non-Same Store NOI (3)	2,232	1,212	3,870	1,038
Segment NOI	19,280	18,875	38,305	35,922

Office Same Store (4)
Same Store NOI, Cash Basis	12,323	11,442	23,886	22,935
GAAP Adjustments (2)	1,513	1,251	2,378	2,400
Same Store NOI	13,836	12,693	26,264	25,335
Non-Same Store NOI (3)	943	447	2,055	218
Segment NOI	14,779	13,140	28,319	25,553

Multifamily Same Store (5)
Same Store NOI, Cash Basis	8,320	8,632	15,501	15,555
GAAP Adjustments (2)	209	206	416	403
Same Store NOI	8,529	8,838	15,917	15,958
Non-Same Store NOI (3)	(296)	(209)	1,102	1,057
Segment NOI	8,233	8,629	17,019	17,015

Total Property NOI	42,292	40,644	83,643	78,490

General contracting & real estate services gross profit	4,339	3,503	8,416	6,571
Real estate financing gross profit	2,199	2,416	4,867	4,855
Interest income (6)	666	189	1,292	372
Depreciation and amortization	(20,789)	(19,878)	(41,224)	(38,346)
Amortization of right-of-use assets - finance leases	(394)	(347)	(789)	(624)
General and administrative expenses	(4,503)	(4,052)	(10,377)	(9,500)
Acquisition, development, and other pursuit costs	(5,528)	(18)	(5,528)	(18)
Impairment charges	(1,494)	—	(1,494)	(102)
Gain on real estate dispositions, net	—	511	—	511
Interest expense (7)	(19,460)	(12,820)	(36,103)	(24,025)
Loss on extinguishment of debt	—	—	—	—
Change in fair value of derivatives and other	4,398	5,005	17,286	2,558
Unrealized credit loss release (provision)	228	(100)	145	(177)
Other income, net	79	168	158	261
Income tax benefit (provision)	1,246	(336)	712	(524)
Net income	3,279	14,885	21,004	20,302

Net income attributable to noncontrolling interests in investment entities	(17)	(269)	(51)	(423)
Preferred stock dividends	(2,887)	(2,887)	(5,774)	(5,774)
Net income attributable to AHH and OP unitholders	$375	$11,729	$15,179	$14,105
________________________________________

(1) Retail same-store portfolio for the three and six months ended June 30, 2024 excludes The Interlock Retail, Columbus Village II, and Southern Post Retail due to redevelopment. Retail same-store portfolio for the six months ended June 30, 2024 and 2023 also excludes Chronicle Mill Retail.

(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Office same-store portfolio for the three and six months ended June 30, 2024 and 2023 excludes The Interlock Office and Southern Post Office. Office same-store portfolio for the six months ended June 30, 2024 and 2023 also excludes Chronicle Mill Office.

(5) Multifamily same-store portfolio for the three months ended June 30, 2024 and 2023 excludes Chandler Residences. Multifamily same-store portfolio for the six months ended June 30, 2024 and 2023 also excludes Chronicle Mill Apartments.

(6) Excludes real estate financing segment interest income.
(7) Excludes real estate financing segment interest expense.

Contact:

Chelsea Forrest
Armada Hoffler
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248